EXHIBIT 10.19
Virtusa Corporation FY2007 Executive Variable Incentive Cash Compensation Program

Executive Officer FY2007 VCCP Bonus Target Payouts Kris Canekeratne, CEO $175,000 Dan Smith, President $150,000 Tom Holler, CFO $60,000 Keith Modder, Managing Director, Asia $43,000 T.N. Hari Vice President Global HR $20,000

Revenue Growth % Plan Bonus OPM 113,000 47% 106% 110% 11.00% 111,000 45% 104% 105% 10.60% 109,000 42% 102% 103% 10.25% 107,400 40% 100% 100% 10.00% 106,000 38% 99% 87.5% 9.75% 105,000 37% 98% 75% 9.50%

VCCP bonus payout is based on Company achievement of both the targeted revenue and operating profit margin ("OPM") (excludes 123R) metrics at the applicable payout/bonus level in the immediately preceding table for the year ending March 31, 2007. To achieve the targeted 100% VCCP bonus, the Company must achieve both $107.4M in revenue and 10% OPM. If, however, in this example, revenue was $107.4M but OPM was only 9.5%, only 75% of the applicable VCCP bonus would be paid. The VCCP has a maximum of 110% of bonus. No bonus is paid if the Company does not achieve both of the minimum revenue and OPM metrics for the 75% bonus payout. All payouts shall be subject to compensation committee and Board approval. Upon such approval, the Company shall pay all such amounts, no later than 75 days of the end of the applicable period for which the payment is measured and earned. The compensation committee is authorized to make all determinations and interpretations of the VCCP, subject only to Board approval. Measurement dates for the VCCP performance and payout criteria are the 6 months ending September 30, 2006 and the 12 month period ending March 31, 2007. Mid year bonus payment 40% of FY 07 annual bonus Assuming achieve 1st half Plan and revenue and OPM visibility supports FY 07 Plan